EXHIBIT 99.1

STANDARD GOLD ANNOUNCES A FORBEARANCE ARRANGEMENT
WITH PURE PATH CAPITAL MANAGEMENT GROUP LLC

December 22, 2011

MINNEAPOLIS – (BUSINESS WIRE) Standard Gold, Inc. (OTCBB:SDGR) has entered into a forbearance arrangement with Pure Path Capital Management Group LLC pursuant to which Pure Path acquired a note and certain loan documents from NJB Mining, Inc related to certain real estate, equipment and other property located in Tonopah, Nevada, that Standard Gold previously acquired from NJB.  Pursuant to the forbearance arrangement, Pure Path has agreed to forbear from initiating legal proceedings and foreclosing on the Tonopah property until June 8, 2012 in exchange for Standard Gold’s promise to pay the principal amount of $2,047,728 (plus accrued interest) prior to such date, as well as certain other penalties if Standard Gold fails to pay at such time.  Furthermore, Standard Gold and Pure Path have entered into negotiations pursuant to which Pure Path will enter into a financing arrangement with Standard Gold, which Standard Gold believes will enable it, if such financing can be negotiated on terms satisfactory to the parties, to satisfy other existing liabilities, purchase equipment, acquire and build out a  third party facility to serve as a state of the art analytical lab and hydrometallurgical recovery plant, conduct NI 43-101 studies and provide general working capital.  There are no assurances that the parties will enter into and finalize any such financing.

Al Rapetti, Standard Gold’s President and CEO, has stepped down as CEO and President, but will continue to serve Standard Gold as an independent contractor, focusing on negotiating the potential financing with Pure Path and helping source additional funding, securing contracts and pursuing other business development initiatives for Standard Gold.  Mr. Rapetti will continue to serve on the Standard Gold Board of Directors and assist in the search process for a new CEO.

Sharon L. Ullman, currently serving as a member of the Standard Gold Board of Directors, was named as the Executive Chairperson of the Standard Gold Board, and was appointed to serve as Standard Gold’s interim CEO.

Al Rapetti stated, “We are very excited about what this forbearance arrangement provides for Standard Gold.  It will provide us time to secure additional financing that will enable us to effectuate our business plan and we are pleased in the confidence that Pure Path has shown in our team, our plans and the opportunities we have in the marketplace.”

Manfred Birnbaum, Chairman of the Standard Gold Board of Directors stated, “Our goal is for Standard Gold to become a leading provider of toll, specialty and custom milling services for precious and rare earth metals, and when we consummate a financing with Pure Path, it will go a long way towards helping Standard Gold achieve its goals.”

Sharon L. Ullman, Executive Chairman and interim CEO of Standard Gold, stated, “We believe Standard Gold is uniquely positioned to capitalize on current macroeconomic opportunities, such as historically high precious metal prices, and increasing precious metal production in the western U.S.  Standard Gold provides an independent toll milling capability that fills a demand for specialized milling expertise in the marketplace.”

About Standard Gold, Inc.

As a result of an acquisition completed in March 2011, Standard Gold’s primary focus is to provide toll milling and other custom milling and refining services for the extraction of precious minerals. Standard Gold’s assets include one of the largest private land holdings in Esmeralda County, NV, one of the largest tailings holdings, ore dumps, permits and substantial water rights. The Company’s facilities are in the historically rich mining regions of Amargosa Valley and Tonopah, NV. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “SDGR.” To find out more about Standard Gold, Inc. (OTCBB:SDGR.ob - News) visit our website at www.standardgoldmm.com.

Forward-Looking Statements and Risk Factors

Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such outcomes. These risks and uncertainties relate to Standard Gold and its affiliates, and include, among others, the ability to manage and operate the assets recently acquired in connection with toll milling; the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing and other risks and uncertainties.

In addition, the business of toll milling is a relatively new business for our management and involves significant financial risks. Our operations will rely largely on mineral material produced by others, but we have no control over their operations and we cannot make any estimates regarding probable recoveries of these minerals. The tonnage and grade of the tailings that we propose to process have not been fully verified. Our costs and ability to successfully operate have not been fully verified because of our entrance into our new business model and we may incur unexpected costs or delays in connection with starting operations. The cost of designing and building our operations and of finding new toll milling sources can be extensive and will require us to obtain additional financing and there is no assurance that we will have the resources necessary or the financing available to attain operations. Some of our proposed operations will require additional permits, which could incur additional cost and may delay startup. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:

Standard Gold, Inc.
Sharon Ullman, 612-349-5277